Exhibit 5.1

Royal Caribbean Cruises Ltd. 1050 Caribbean Way Miami, Florida 33132

Our Reference 01474.50245/US/80963590v4US/80963590v4

October 1, 2025

Royal Caribbean Cruises Ltd.: Senior Notes Offering: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel on matters of the law of the Republic of Liberia to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), in connection with an underwritten offering of $1,500,000,000 principal amount of 5.375% Senior Notes due 2036 (the “Notes”) pursuant to an Underwriting Agreement dated September 22, 2025 (the “Underwriting Agreement”), between the representatives of the underwriters named in Exhibit A thereto (the “Underwriters”), and the Company, and an indenture (the “Base Indenture”) dated July 31, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the fourth supplemental indenture, dated October 1, 2025, between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

As such counsel, we have examined (i) the Company’s registration statement on Form S-3ASR (File No. 333-277554) (the “Registration Statement”), (ii) the prospectus contained therein (the “Base Prospectus”), (iii) the preliminary prospectus supplement dated September 22, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”), (iv) the prospectus supplement dated September 22, 2025 (together with the Base Prospectus, including the documents incorporated by reference therein, the “Prospectus”), (v) the Underwriting Agreement, (vi) the Indenture and (vii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examinations, we have assumed (i) the genuineness of all signatures, including electronic signatures, and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iii) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (iv) the completeness of each document submitted to us and (v) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document or certificate encompassed within the due diligence review undertaken by us.

This opinion is limited to the law of the Republic of Liberia. In rendering this opinion, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977, as amended), the Revenue Code of Liberia (2000) as amended by the Consolidated Tax Amendments Act of 2011, and the Liberian Commercial Code of 2010, made available to us by Liberian Corporation Services, Inc. and The Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws of the United States.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing under the laws of the Republic of Liberia.

2.	The Company has the requisite corporate power and authority to issue the Notes and to execute, deliver and perform its obligations under the Indenture.

3.	The Indenture has been duly authorized, executed and delivered by the Company.

4.	The Notes have been duly authorized by the Company.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K of the Company to be filed on the date hereof, to the discussion of this opinion in the Registration Statement, the Preliminary Prospectus and the Prospectus, and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules related thereto, nor do we admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules related thereto.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP